                                                                     EXHIBIT 2.1

                             JOINT VENTURE AGREEMENT

                                      AMONG

                                 PULITZER INC.,

                          PULITZER TECHNOLOGIES, INC.,

                            THE HERALD COMPANY, INC.

                                       AND

                           ST. LOUIS POST-DISPATCH LLC

                             DATED AS OF May 1, 2000



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                                TABLE OF CONTENTS
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Article I Organization of the Company............................................................2


   1.1    Formation Of The Company...............................................................2

Article II Contribution and Assumption...........................................................2


   2.1    Contribution of Assets; Assumption of Liabilities......................................2

   2.2    Closing of Transaction.................................................................3

   2.3    Retained Pulitzer Assets and Liabilities...............................................6

   2.4    Retained Herald Assets And Liabilities.................................................6

   2.5    Retained PTI Assets and Liabilities....................................................7

   2.6    Agency Adjustment......................................................................7

   2.7    Transfer Taxes and Recording Fees......................................................7

   2.8    Consents 7

   2.9    Closing Certificates...................................................................8

   2.8    Consents 8

Article III Representations and Warranties of Herald Parties.....................................8


   3.1    Organization And Qualification.........................................................9

   3.2    Corporate Authorization................................................................9

   3.3    Consents And Approvals.................................................................9

   3.4    Non-Contravention......................................................................9

   3.5    Binding Effect........................................................................10

   3.6    Entire Business; Title To Property....................................................10

   3.7    Finder's Fees.........................................................................10

   3.8    Indebtedness For Borrowed Money.......................................................10

   3.9    No Other Representations Or Warranties................................................10

Article IV Representations And Warranties Of The PI Parties.....................................11


   4.1    Organization and Qualification........................................................11

   4.2    Corporate Authorization...............................................................11

   4.3    Consents And Approvals................................................................11

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   4.4    Non-Contravention.....................................................................12

   4.5    Binding Effect........................................................................12

   4.6    Entire Business; Title To Property....................................................12

   4.7    Finder's Fees.........................................................................13

   4.8    Indebtedness For Borrowed Money.......................................................13

   4.9    Organization Of Company...............................................................13

   4.10   Authorization Of Company..............................................................13

   4.11   No Other Representations Or Warranties................................................13

Article V Covenants.............................................................................13


   5.1    Further Assurances....................................................................13

   5.2    Records And Retention And Access......................................................14

   5.3    W-2 Matters...........................................................................14

Article VI Survival; Indemnification............................................................14


   6.1    Survival..............................................................................14

   6.2    Indemnification By PI.................................................................14

   6.3    Indemnification Procedures............................................................15

   6.4    Characterization Of Indemnification Payments..........................................16

Article VII Miscellaneous.......................................................................16


   7.1    Notices ..............................................................................16

   7.2    Amendment; Waiver.....................................................................17

   7.3    Assignment............................................................................17

   7.4    Entire Agreement......................................................................17

   7.5    Fulfillment Of Obligations............................................................18

   7.6    Parties In Interest...................................................................18

   7.7    Expenses..............................................................................18

   7.8    Schedules.............................................................................18

   7.9    Bulk Transfer Laws....................................................................18

   7.10   Governing Law; Submission To Jurisdiction; Selection Of Forum.........................18

   7.11   Counterparts..........................................................................19

   7.12   Headings..............................................................................19
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   7.13   Severability..........................................................................19

   7.14   Injunctive Relief.....................................................................19

Article VIII Definitions and Terms..............................................................19


   8.1    Specific Definitions..................................................................19

   8.2    Other Terms...........................................................................28

   8.3    Other Definitional Provisions.........................................................28

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                             JOINT VENTURE AGREEMENT



     This JOINT VENTURE AGREEMENT (the "Agreement") dated as of May 1, 2000, among PULITZER INC., a Delaware corporation ("Pulitzer"), PULITZER TECHNOLOGIES, INC., a Delaware corporation ("PTI" and together with Pulitzer, the "Pulitzer Parties"), THE HERALD COMPANY, INC. a New York corporation ("Herald"), and ST. LOUIS POST-DISPATCH LLC, a Delaware limited liability company (the "Company").

                             PRELIMINARY STATEMENTS

     WHEREAS, on March 1, 1961 The Pulitzer Publishing Company, a Missouri corporation ("TPPC"), then publisher of the St. Louis Post-Dispatch (the "Post-Dispatch") and a predecessor of Pulitzer, and the Globe Democrat Publishing Company, a Missouri corporation ("GDPC"), then publisher of the Globe-Democrat (the "Globe-Democrat") and a predecessor of Herald, entered into a joint operating agreement relating to the operations of their respective newspapers (such agreement, as amended, modified and supplemented, the "Agency Agreement");

     WHEREAS, on April 12, 1979, TPPC and GDPC amended the Agency Agreement to provide that TPPC would supervise, manage and perform all operations of the Globe-Democrat other than its separate news (including photographic) and editorial departments;

     WHEREAS, on December 22, 1983, TPPC and Herald amended the Agency Agreement to provide for the sale by Herald of certain assets of the Globe-Democrat to an unrelated third party and the continuation of the rights and obligations of Herald under the Agency Agreement;

     WHEREAS, the Agency Agreement then and still provides that no provision therein shall constitute the parties thereto as partners, joint venturers or an unincorporated association; and

     WHEREAS, Pulitzer and Herald have determined that it would promote and be in the best interests of the Post-Dispatch to restructure its operations and their relationship by conducting the various activities of the Post-Dispatch through a limited liability company.

     NOW, THEREFORE, the Pulitzer Parties, Herald and the Company agree as follows:

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                                   ARTICLE I

                           ORGANIZATION OF THE COMPANY

     1.1 Formation of the Company. Pulitzer has caused each of the following to occur:

          (a) Organization of the Company. The Company has been organized as a limited liability company under the laws of the State of Delaware.

          (b) Organizational Documents. The Company's Certificate of Formation was filed with the Secretary of State of Delaware on April 12, 2000, a copy of which is set forth as Exhibit 1.1(b) hereto.


                                   ARTICLE II

                           CONTRIBUTION AND ASSUMPTION

     2.1 Contribution of Assets; Assumption of Liabilities. On the terms and subject to the conditions set forth herein and in the Transaction Agreements, at the Closing the parties shall take the following actions, which shall be deemed to take place simultaneously:

          (a) Herald Contribution; Assumption of Liabilities. Herald shall (i) contribute, grant, convey, transfer, assign and deliver to the Company, and the Company shall accept from Herald, all right, title and interest of Herald in and to the Herald Contributed Assets, free and clear of all Encumbrances (other than Permitted Encumbrances); and (ii) assign to the Company, and the Company shall assume and agree to pay, honor, discharge and perform, the Herald Assumed Liabilities. The parties agree that the Herald Assumed Liabilities are intended to be, and the parties shall treat them as, "qualified liabilities" under Regulations Section 1.707-5(a)(6) unless different treatment is required under applicable law.

          (b) Pulitzer Contribution; Assumption of Liabilities. Pulitzer shall
     (i) contribute, grant, convey, transfer, assign and deliver to the Company, and the Company shall accept from Pulitzer, all right, title and interest of Pulitzer in and to the Pulitzer Contributed Assets, free and clear of all Encumbrances (other than Permitted Encumbrances); and (ii) assign to the Company, and the Company shall assume and agree to pay, honor, discharge and perform, the Pulitzer Assumed Liabilities. The parties agree that the Pulitzer Assumed Liabilities are intended to be, and the parties shall treat them as, "qualified liabilities" under Regulations Section 1.707-5(a)(6) unless different treatment is required under applicable law.

          (c) PTI Contribution; Assumption of Liabilities. PTI shall (i) contribute, grant, convey, transfer, assign and deliver to the Company, and the Company shall accept from PTI, all right, title and interest of PTI in and to the


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     PTI Contributed Assets, free and clear of all Encumbrances (other than
     Permitted Encumbrances); and (ii) assign to the Company, and the Company shall assume and agree to pay, honor, discharge and perform, the PTI Assumed Liabilities. The parties agree that the PTI Assumed Liabilities are intended to be, and the parties shall treat them as, "qualified liabilities" under Regulations Section 1.707-5(a)(6) unless different treatment is required under applicable law.

          (d) Operating Agreement. The Pulitzer Parties and Herald shall enter into an Operating Agreement, substantially in the form of Exhibit 2.1(d) hereto, the terms of which shall govern the management and operations of the Company.

          (e) Company Debt. The Company will use the proceeds of the Company Debt to fund the distribution to Herald of $306,000,000, as contemplated under Section 3.11(a) of the Operating Agreement. The parties hereto agree that the Company Debt is allocable to and shall be allocated to Herald under Regulations Sections 1.752-2 and 1.707-5(b).

          (f) License Agreement. Pulitzer and the Company shall enter into a License Agreement, substantially in the form of Exhibit 2.1(f) hereto.


          (g) Employee Plans. The Company shall (or, as the case may be, shall cause each Contributed Entity to) assume or become a participating employer in Employee Plans as provided in Section 2.10.

          (h) Indemnity Agreement. Pulitzer and Herald shall enter into an Indemnity Agreement, substantially in the form of Exhibit 2.1(h) hereto.


          (i) Non-Confidentiality Agreement. The parties hereto shall enter into a Non-Confidentiality Agreement, substantially in the form of Exhibit 2.1(i) hereto.


     2.2 Closing of Transaction. The Closing of the transactions contemplated by this Agreement shall take place at the New York offices of Fulbright & Jaworski L.L.P. at 10:00 a.m. (New York time) on May 1, 2000. The date on which the Closing occurs is called the "Closing Date." The Closing shall be deemed effective at 11:59 p.m. (New York time), on April 30, 2000 (the "Effective Time"). To effect the steps set forth in Section 2.1 hereof, the parties shall execute and deliver to each other and to third parties, as appropriate, all documents reasonably necessary to effect the Closing. Without limiting the generality of the foregoing, at the Closing:

          (a) Herald Deliveries. Herald shall execute and deliver:


               (i) to the Company, limited warranty deeds, in form and substance reasonably acceptable to the Pulitzer Parties, transferring all Herald Owned Real Property to the Company;

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               (ii) to the Company, certificates of title, assignments, and all other instruments of transfer, in form and substance reasonably acceptable to the Pulitzer Parties, transferring to the Company all Herald Contributed Assets other than the Herald Real Property which is being transferred to the Company pursuant to the conveyance documents described in clause (i) above;

               (iii) to the Company, such instruments of assumption and other instruments or documents, in form and substance reasonably acceptable to the Pulitzer Parties, as may be necessary to effect assignment of the Herald Assumed Liabilities to the Company;

               (iv) to the Company or Pulitzer, as appropriate, a duly executed copy of each of the Transaction Agreements to which Herald is a party, including the Operating Agreement, the Herald Indemnity and the Non-Confidentiality Agreement;

               (v) to the Pulitzer Parties and the Company, the opinion of Sabin, Bermant & Gould LLP, counsel to Herald, substantially in the form of Exhibit 2.2(a)(v) hereto;

               (vi) to the Company, evidence reasonably satisfactory to the Pulitzer Parties that all Encumbrances, if any, other than Permitted Encumbrances on any of the Herald Contributed Assets have been released; and

               (vii) to the Pulitzer Parties and/or the Company, as appropriate, such other instruments or documents, in form and substance reasonably acceptable to the Pulitzer Parties and the Company, as may be necessary to effect the Closing and the contribution of the Herald Contributed Assets in accordance with this Agreement.

          (b) Pulitzer Deliveries. Pulitzer shall execute and deliver:


               (i) to the Company, limited warranty deeds, in form and substance reasonably acceptable to Herald, transferring all Pulitzer Owned Real Property to the Company;

               (ii) to the Company, assignments or, where necessary, subleases, in form and substance reasonably acceptable to Herald, assigning or subleasing to the Company all Pulitzer Real Property Leases;

               (iii) to the Company, certificates of title, assignments, and all other instruments of transfer, in form and substance reasonably acceptable to Herald, transferring to the Company all Pulitzer Contributed Assets other than the Pulitzer Real Property which is being transferred



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          to the Company pursuant to the conveyance documents described in clauses (i) - (ii) above;

               (iv) to the Company, such instruments of assumption and other instruments or documents, in form and substance reasonably acceptable to Herald, as may be necessary to effect assignment of the Pulitzer Assumed Liabilities to the Company;

               (v) to the Company or Herald, as appropriate, a duly executed copy of each of the Transaction Agreements to which Pulitzer is a party, including the Operating Agreement, the Pulitzer Guaranty, the License Agreement and the Non-Confidentiality Agreement;

               (vi) to the Company and Herald, a copy of the opinion of Fulbright & Jaworski L.L.P., counsel to the Pulitzer Parties, substantially in the form of Exhibit 2.2(b)(vi) hereto;

               (vii) to the Company, evidence reasonably satisfactory to Herald that all Encumbrances, if any, other than Permitted Encumbrances on any of the Pulitzer Contributed Assets have been released; and

               (viii) to Herald and/or the Company, as appropriate, such other instruments or documents, in form and substance reasonably acceptable to Herald, as may be necessary to effect the Closing and the contribution of the Pulitzer Contributed Assets in accordance with this Agreement.

          (c) PTI Deliveries. PTI shall execute and deliver:


               (i) to the Company, certificates of title, assignments, and all other instruments of transfer, in form and substance reasonably acceptable to Herald, transferring to the Company all PTI Contributed Assets;

               (ii) to the Company, such instruments of assumption and other instruments or documents, in form and substance reasonably acceptable to Herald, as may be necessary to effect assignment of the PTI Assumed Liabilities to the Company;

               (iii) to the Company and Herald, a copy of the opinion of Fulbright & Jaworski L.L.P., counsel to the Pulitzer Parties, substantially in the form of Exhibit 2.2(b)(vi) hereto;

               (iv) to the Company, assignments or, where necessary, subleases, in form and substance reasonably acceptable to Herald, assigning or subleasing to the Company all PTI Real Property Leases;

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

               (v) to the Company evidence reasonably satisfactory to Herald that all Encumbrances, if any, other than Permitted Encumbrances on any of the PTI Contributed Assets have been released;

               (vi) to the Company or Herald, as appropriate, a duly executed copy of each of the Transaction Agreements to which PTI is a party, including the Operating Agreement and the Non-Confidentiality Agreement; and

               (vii) to Herald and/or the Company, as appropriate such other instruments or documents, in form and substance reasonably acceptable to Herald and the Company, as may be necessary to effect the Closing and the contribution of the PTI Contributed Assets in accordance with this Agreement.

          (d) Deliveries by the Company. The Company shall execute and deliver:


               (i) to Herald and the Pulitzer Parties, such instruments of assumption and other instruments or documents, in form and substance reasonably acceptable to Herald and the Pulitzer Parties, as may be necessary to effect the Company's assumption of the Assumed Liabilities;

               (ii) to the Pulitzer Parties or Herald, as appropriate, a duly executed copy of each of the Transaction Agreements to which the Company is a party, including the Operating Agreement, the Note Agreement, the License Agreement and the Non-Confidentiality Agreement; and

               (iii) to the Pulitzer Parties and Herald, as appropriate, such other instruments or documents, in form and substance reasonably acceptable to Herald and the Pulitzer Parties, as may be necessary to effect the Closing.

     2.3 Retained Pulitzer Assets and Liabilities. Notwithstanding anything herein to the contrary, (i) from and after the Closing, each of Pulitzer and its Affiliates shall retain all of its direct or indirect right, title and interest in and to, and there shall be excluded from the Pulitzer Contributed Assets, the Pulitzer Retained Assets, and (ii) the Pulitzer Retained Liabilities shall not be assumed by the Company hereunder.

     2.4 Retained Herald Assets and Liabilities. Notwithstanding anything herein to the contrary, (i) from and after the Closing each of Herald and its Affiliates shall retain all of its direct or indirect right, title and interest in and to, and there shall be excluded from the Herald Contributed Assets, the Herald Retained Assets, and (ii) the Herald Retained Liabilities shall not be assumed by the Company hereunder.


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     2.5 Retained PTI Assets and Liabilities. Notwithstanding anything herein to the contrary, (i) from and after the Closing, each of PTI and its Affiliates shall retain all of its direct or indirect right, title and interest in and to, and there shall be excluded from the PTI Contributed Assets, the PTI Retained Assets, and (ii) the PTI Retained Liabilities shall not be assumed by the Company hereunder.

     2.6 Agency Adjustment.


          (a) All items of income, gain, loss, deduction and credit arising from the operation and ownership of the Business for any tax period or portion thereof beginning December 27, 1999 and ending at the Effective Time shall be accounted for under and in accordance with the Agency Agreement and prior practice thereunder, treating April 30, 2000 as the end of a period for which income and loss is calculated under the Agency Agreement. Within sixty (60) Business Days following the Closing Date, Pulitzer shall pay to Herald its share of "Excess of Income over Expenses" (as defined in the Agency Agreement and prior practice thereunder), if any, for such period to the extent the amount due to Herald with respect to such period has not previously been paid, or Herald shall pay to Pulitzer its share of "Excess of Expenses over Income" (as defined in the Agency Agreement and prior practice thereunder), if any, for such period to the extent the amount due to Pulitzer with respect to such period has not previously been paid.

          (b) Any payments made to or from the Company pursuant to Section 2.6(a) shall not result in any change in the value of any party's Contributed Assets (as set forth in the Operating Agreement) or any party's Capital Account or Percentage Interest (as both terms are defined in the Operating Agreement).

     2.7 Transfer Taxes and Recording Fees. Each party shall be responsible for any and all taxes or fees imposed or incurred by reason of the filing or recording of any instruments necessary to effect the transfer of its Contributed Assets and Assumed Liabilities hereunder, including, without limitation, use, value- added, excise, real estate transfer, lease assignment, stamp, documentary and similar taxes and fees (the "Transfer Costs"). To the extent under applicable law the Company is responsible for filing tax returns in respect of Transfer Costs, the Company shall prepare all such tax returns. The parties shall provide such certificates and other information and otherwise cooperate to the extent reasonably required to minimize Transfer Costs.

     2.8 Consents. None of the Pulitzer Parties or Herald shall have any obligation to obtain any Consent prior to the Closing. If a party has not obtained a Consent, the Closing shall not constitute a transfer, or any attempted transfer, of any Contract or asset, the transfer of which requires such Consent. Rather, following the Closing, such party shall use commercially reasonable efforts and the Company shall cooperate in such efforts, to obtain promptly such Consent or to enter into reasonable and lawful arrangements (including subleasing or subcontracting if permitted) reasonably acceptable to the other party to provide to the Company the full economic and operational benefits

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and liabilities and for substantially similar time periods, as the
Company would have had if such Consent had been obtained as of Closing. Once such Consent for the transfer of a Contributed Asset not transferred at the Closing is obtained, the party receiving such Consent shall promptly transfer, or cause to be transferred, such Contributed Asset to the Company for no additional consideration and without changing any party's Capital Account or Percentage Interest (as both terms are defined in the Operating Agreement).

     2.9 Closing Certificates. The obligation of each of the parties hereto to consummate the transactions contemplated by this Agreement shall be subject to
(i) the receipt of a certificate from each other party, executed by the President, Vice President or managing member of such other party, attesting to the fulfillment of each of the following conditions by such other party: (A) that all representations and warranties of such other party to this Agreement are true and correct in all material respects on and as of the Closing Date, with the same force and effect as though such representations and warranties were made on and as of the Closing Date and (B) that such other party has fulfilled all of its obligations under this Agreement to be performed on or prior to the Closing, and (ii) the Company's having borrowed at least $306 million on terms and conditions substantially similar to those set forth on
Exhibit 2.9.

     2.10 Employee Matters. Each Employee will become an employee of the Company or, where applicable, will continue to be employed by the same Contributed Entity. The Company shall (or, as the case may be, shall cause each Contributed Entity to) assume or become a participating employer under each Employee Plan with respect to each Employee who, immediately after the Closing, is an Employee of the Company or of a Contributed Entity and with respect to each former Employee who is currently receiving or who is entitled in the future to receive payments or benefits, as well as with respect to the covered dependents and beneficiaries of any such Employee or former Employee. Notwithstanding the foregoing, employees of the Company or any of the Contributed Entities may be prohibited from participating in the Pulitzer Inc. Employee Stock Purchase Plan if and to the extent that such participation would cause the plan to fail to satisfy the requirements of Section 423 of the Code.

                                  ARTICLE III

                    REPRESENTATIONS AND WARRANTIES OF HERALD

     Herald represents and warrants to the Pulitzer Parties, the Company and the Lenders as follows:

     3.1 Organization and Qualification.


          (a) Herald is a corporation duly organized, validly existing and in good standing under the laws of its state of organization as set forth on
     Schedule 3.1(a). Herald has all requisite corporate power and authority to own and operate the Herald Contributed Assets.


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

          (b) Herald is duly qualified to do business and is in good standing as a foreign corporation in the jurisdictions listed on Schedule 3.1(b), which are the only jurisdictions where the ownership or operation of the Herald Contributed Assets requires such qualification, except where the failure to be so qualified would not have a Material Adverse Effect.

     3.2 Corporate Authorization. Herald has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder and under any agreement or contract contemplated hereby, including the Transaction Agreements to which Herald is or becomes a party. The execution, delivery and performance by Herald of this Agreement and any agreement or contract contemplated hereby, including the Transaction Agreements to which Herald is or becomes a party, have been duly and validly authorized by all necessary corporate action, and no additional corporate authorization is required in connection with the execution, delivery and performance by Herald of this Agreement and any agreement or contract contemplated hereby, including the Transaction Agreements to which Herald is or becomes a party.

     3.3 Consents and Approvals. Except as specifically set forth in Schedule 3.3, no Consent is required to be obtained by Herald from, and no notice or filing is required to be given by Herald to, or made by Herald with, any Governmental Authority or other Person in connection with the execution, delivery and performance by Herald of this Agreement, each of the Transaction Agreements to which Herald is or becomes a party, any other agreement or contract contemplated hereby and the contribution to the Company of the Herald Contributed Assets, except where the failure to obtain any such Consent or Consents, give any such notice or notices or make any such filing or filings would not have a Material Adverse Effect.

     3.4 Non-Contravention. Except as set forth on Schedule 3.4, the execution, delivery and performance by Herald of this Agreement and each of the Transaction Agreements to which Herald is or becomes a party, and the consummation of the transactions contemplated hereby and thereby, does not and will not (i) violate any provision of the certificate of incorporation or bylaws of Herald, (ii) subject to obtaining the Consents referred to in Section 3.3, conflict with, or result in the breach of, or constitute a default under, or result in the termination, cancellation or acceleration (whether after the filing of notice or the lapse of time or both) of any right or obligation of Herald under, or to a loss of any benefit to which Herald is entitled under, any Contract or result in the creation of any Encumbrance (other than a Permitted Encumbrance) upon the Herald Contributed Assets, or (iii) assuming compliance with the matters set forth in Section 3.3, violate, or result in a breach of or constitute a default under any Law, rule, regulation, judgment, injunction, order, decree or other restriction of any court or Governmental Authority to which Herald is subject, including any Governmental Authorization, except in each case, such matter or matters that would not have a Material Adverse Effect.

     3.5 Binding Effect. This Agreement constitutes, and each of the Transaction Agreements to which Herald is or becomes a party when executed and delivered by the

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

parties thereto will constitute, a valid and legally binding obligation of Herald, enforceable with respect to Herald in accordance with its terms, except as the enforceability thereof may be limited or otherwise effected by bankruptcy, insolvency, reorganization, moratorium and similar laws of general applicability Relating to, or affecting, creditors rights and to general equity principles.

     3.6 Entire Business; Title to Property.


          (a) Except as set forth in Schedule 3.6(a), the Herald Contributed Assets and the rights specifically provided or made available to the Company under the Transaction Agreements to which Herald is or becomes a party, include all of Herald's right, title and interest in the buildings, machinery, equipment and other assets (whether tangible or intangible) utilized in connection with the operations of the Business immediately before Closing (subject to changes expressly permitted by the terms hereof to be made after the date hereof).

          (b) Herald has good (and, in the case of its Owned Real Property, marketable) title to, or a valid and binding leasehold interest in, the Herald Contributed Assets, free and clear of all Encumbrances, except (i) as set forth in Schedule 3.6(b), and (ii) any Permitted Encumbrances.

     3.7 Finder's Fees. There is no investment banker, financial advisor, broker or finder which has been retained by or is authorized to act on behalf of Herald which might be entitled to any fee, commission or other compensation from the Pulitzer Parties or the Company in connection with the transactions contemplated by this Agreement.

     3.8 Indebtedness for Borrowed Money. There is no indebtedness for borrowed money included in the Herald Assumed Liabilities.


     3.9 No Other Representations or Warranties. Except for the representations and warranties contained in this Article III, neither Herald nor any other Person makes any other express or implied representation or warranty, including warranties of merchantability or fitness for a particular purpose, on behalf of Herald.

                                   ARTICLE IV

             REPRESENTATIONS AND WARRANTIES OF THE PULITZER PARTIES

     The Pulitzer Parties, jointly and severally, represent and warrant to Herald, the Company and the Lenders as follows:

     4.1 Organization and Qualification. Pulitzer and PTI each is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own and operate its Contributed Assets. Pulitzer and PTI each is duly qualified to do business and is in good standing as a foreign corporation in the jurisdictions respectively listed on Schedule 4.1,



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

which are the only jurisdictions where the ownership or operation of its Contributed Assets or the conduct of the Business requires such qualification, except where the failure to be so qualified would not have a Material Adverse Effect.

     4.2 Corporate Authorization. Pulitzer and PTI each has full corporate power and authority to execute and deliver this Agreement, and to perform its obligations hereunder and under any agreement or contract contemplated hereby, including the Transaction Agreements to which Pulitzer or PTI is or becomes a party. The execution, delivery and performance by Pulitzer and PTI of this Agreement and the agreements and contracts contemplated hereby, including the Transaction Agreements to which Pulitzer or PTI is or becomes a party, have been duly and validly authorized by all necessary corporate action, and no additional corporate authorization is required in connection with the execution, delivery and performance by Pulitzer and PTI of this Agreement and the agreements and contracts contemplated hereby, including the Transaction Agreements to which Pulitzer or PTI is or becomes a party.

     4.3 Consents and Approvals. Except as specifically set forth in Schedule 4.3, no Consent is required to be obtained by Pulitzer or PTI from, and no notice or filing is required to be given by Pulitzer or PTI to or made by Pulitzer or PTI with, any Governmental Authority or other Person in connection with the execution, delivery and performance by Pulitzer or PTI of this Agreement, each of the Transaction Agreements to which Pulitzer or PTI is or becomes a party, any other agreement or contract contemplated hereby and the contribution to the Company of its Contributed Assets, except where the failure to obtain any such Consent or Consents, give any such notice or notices or make any such filing or filings would not have a Material Adverse Effect.

     4.4 Non-Contravention. Except as set forth on Schedule 4.4, the execution, delivery and performance by Pulitzer or PTI of this Agreement and each of the Transaction Agreements to which Pulitzer or PTI is or becomes a party, and the consummation of the transactions contemplated hereby and thereby, does not and will not (i) violate any provision of the certificate of incorporation or bylaws of Pulitzer or PTI, (ii) subject to obtaining the Consents referred to in
Section 4.3, conflict with, or result in the breach of, or constitute a default under, or result in the termination, cancellation or acceleration (whether after the filing of notice or the lapse of time or both) of any right or obligation of Pulitzer or PTI under, or to a loss of any benefit to which Pulitzer or PTI is entitled under, any Contract or result in the creation of any Encumbrance (other than a Permitted Encumbrance) upon any of its Contributed Assets, or (iii) assuming compliance with the matters set forth in Section 4.3, violate, or result in a breach of or constitute a default under any Law, rule, regulation, judgment, injunction, order, decree or other restriction of any court or Governmental Authority to which Pulitzer or PTI is subject, including any Governmental Authorization, except in each case, such matter or matters that would not have a Material Adverse Effect.

     4.5 Binding Effect. This Agreement constitutes, and each of the Transaction Agreements to which Pulitzer or PTI is or becomes a party when executed and delivered by the parties thereto will constitute, a valid and legally binding obligation of each of

Pulitzer and PTI (to the extent it is or becomes a party to such Transaction Agreement), enforceable with respect to Pulitzer and PTI in accordance with their respective terms, except as the enforceability thereof may be limited or otherwise effected by bankruptcy, insolvency, reorganization, moratorium and similar laws of general applicability Relating to, or affecting, creditors rights and to general equity principles.

     4.6 Entire Business; Title to Property.


          (a) Except as set forth in Schedule 4.6(a), the Pulitzer Contributed Assets and the PTI Contributed Assets, and the rights specifically provided or made available to the Company under the Transaction Agreements, include all of Pulitzer's and PTI's respective right, title and interest in and to all the buildings, machinery, equipment and other assets (whether tangible or intangible) utilized in connection with the operations of the Post-Dispatch and the Contributed Entities immediately before Closing (subject to changes expressly permitted by the terms hereof to be made after the date hereof); provided, however, that no representation is made as to the assignability of Government Authorizations.

          (b) Pulitzer and PTI each have good (and, in the case of its Owned Real Property, marketable) title to, or a valid and binding leasehold interest in, the Pulitzer Contributed Assets and PTI Contributed Assets, as the case may be, free and clear of all Encumbrances, except (i) as set forth in Schedule 4.6(b) and (ii) any Permitted Encumbrances.

     4.7 Finder's Fees. Except for Goldman, Sachs & Co. and Huntleigh Securities Corporation, whose fees, commissions or other compensation will be paid by Pulitzer, there is no investment banker, financial advisor, broker or finder which has been retained by or is authorized to act on behalf of Pulitzer or PTI which might be entitled to any fee or commission from Herald or the Company in connection with the transactions contemplated by this Agreement.

     4.8 Indebtedness for Borrowed Money. Except as set forth in Schedule 4.8, there is no indebtedness for borrowed money included in the Pulitzer Assumed Liabilities or the PTI Assumed Liabilities.

     4.9 Organization of Company. The Company is a limited liability company, duly organized, validly existing and in good standing under the laws of the State of Delaware.


     4.10 Authorization of Company. The Company has full power and authority to execute and deliver this Agreement, and to perform its obligations hereunder and under any agreement or contract contemplated hereby, including the Transaction Agreements to which it is or becomes a party. The execution, delivery and performance by the Company of this Agreement and the agreements and contracts contemplated hereby, including the Transaction Agreements to which it is or becomes a party, have been duly and validly authorized, and no additional authorization or consent is required in connection with the execution, delivery and performance by the Company of this

Agreement and the agreements and contracts contemplated hereby, including the Transaction Agreements to which it is or becomes a party.

     4.11 No Other Representations or Warranties. Except for the representations and warranties contained in this Article IV, none of Pulitzer, PTI and any other Person makes any other express or implied representation or warranty including warranties of merchantability or fitness for a particular purpose, on behalf of Pulitzer or PTI.

                                   ARTICLE V

                                   COVENANTS

     5.1 Further Assurances. At any time after the Closing Date, Herald, the Pulitzer Parties and the Company shall promptly execute, acknowledge and deliver any other assurances or documents reasonably requested by the Company, the Pulitzer Parties or Herald, as the case may be, and necessary for them or it to satisfy their respective obligations hereunder or obtain the benefits contemplated hereby.

     5.2 Records and Retention and Access. The Company shall keep and preserve in an organized and retrievable manner the Books and Records it receives from any party for at least seven years from the Closing Date.

     5.3 W-2 Matters. Herald, Pulitzer and PTI agree that the Company will acquire hereunder substantially all of the property used in the Business and that in connection therewith the Company will employ individuals who immediately before the Closing Date were employed in such trade or business under the Agency Agreement or by Herald, Pulitzer or their respective Affiliates. Accordingly, pursuant to the Alternate Procedure permitted by Rev. Proc. 96-60, 1996-2 C.B. 399, provided that all necessary payroll records for the calendar year that includes the Closing Date are made available to the Company, the Company will furnish a Form W-2 to each Employee employed by the Company who had been employed by the Business or any of the Contributed Entities, disclosing all wages and other compensation paid for such calendar year, and taxes withheld therefrom.

                                   ARTICLE VI

                            SURVIVAL; INDEMNIFICATION

     6.1 Survival. All of the representations and warranties of Herald, Pulitzer, PTI and the Company contained in this Agreement and all claims and causes of action with respect thereto shall terminate on the second anniversary of the date hereof(the "Survival Period"). Any claim for indemnification for breach of a representation and warranty must be made during the applicable Survival Period. In the event notice (within the meaning of Section 6.3) of any claim for indemnification for a breach of a representation or warranty is given within the applicable Survival Period, an

Indemnifying Party's obligations with respect to such indemnification claim shall survive until such time as such claim is finally resolved.

     6.2 Indemnification.


          (a) Indemnification by Pulitzer Parties. The Pulitzer Parties shall indemnify, defend and hold harmless Herald, its Affiliates and, if applicable, their respective directors, officers, shareholders, partners, members, attorneys, accountants, agents and Employees and their heirs, successors and assigns (the "Herald Indemnified Parties") and the Company from, against and in respect of any damages, claims, losses, charges, actions, suits, proceedings, deficiencies, taxes, interest, penalties, and reasonable costs and expenses (including reasonable attorneys' fees, and expenses of investigation and ongoing monitoring) (collectively, the "Losses") imposed on, sustained, incurred or suffered by or asserted against any of the Herald Indemnified Parties or the Company, directly or indirectly, Relating to or arising out of any breach of any representation, warranty or covenant made by the Pulitzer Parties in this Agreement.

          (b) Indemnification by Herald. Herald and its Affiliates shall, jointly and severally, indemnify, defend and hold harmless the Pulitzer Parties and their respective Affiliates and, if applicable, their respective directors, officers, shareholders, partners, members, lenders, attorneys, accountants, agents and Employees and their heirs, successors and assigns (the "Pulitzer Indemnified Parties") and the Company from, against and in respect and to the extent of any Losses imposed on, sustained, incurred or suffered by or asserted against each of the Pulitzer Indemnified Parties or the Company, directly or indirectly, Relating to or arising out of any breach of any representation, warranty or covenant made by Herald in this Agreement.

          (c) Indemnification by the Company. The Company shall indemnify, defend and hold harmless the Pulitzer Indemnified Parties and the Herald Indemnified Parties, as the case may be, from and against and in respect and to the extent of any Losses imposed on, sustained, incurred or suffered by or asserted against either the Pulitzer Indemnified Parties or the Herald Indemnified Parties, directly or indirectly, Relating to or arising out of any breach of any representation, warranty or covenant of the Company in this Agreement.

     6.3 Indemnification Procedures.


          (a) Any Indemnified Person making a claim for indemnification pursuant to Section 6.2 above (an "Indemnified Party") must give the party from whom indemnification is sought (an "Indemnifying Party") notice of such claim (in a manner consistent with Section 7.1 hereof) describing such claim with reasonable particularity and the nature and amount of the Loss to the extent that the nature and amount of such Loss is known at such time (an "Indemnification Claim Notice") promptly after the Indemnified Party discovers the liability, obligations or facts giving rise to such claim for indemnification; provided that the failure to notify or delay in notifying an Indemnifying Party will not relieve the Indemnifying Party of its obligations pursuant to Section 6.2 except to the extent that (and only to the extent that) such failure shall have (i) caused or materially increased the Indemnifying Party's liability,
     (ii) resulted in the forfeiture by the Indemnifying Party of substantial rights and defenses or (iii) otherwise materially prejudiced the Indemnifying Party.

          (b) The Indemnifying Party shall have 60 days from the date the Indemnification Claim Notice is deemed given pursuant to Section 7.1 hereof (the "Notice Period") to notify the Indemnified Party (i) whether or not the Indemnifying Party disputes the liability of the Indemnifying Party to the Indemnified Party with respect to such claim or demand and (ii) whether or not it desires to defend the Indemnified Party against such claim or demand. If the Indemnifying Party elects to defend any such claim or demand, the Indemnifying Party shall have the sole power to direct and control such defense. If any Indemnified Party desires to participate in any such defense, it may do so at its sole cost and expense.

     6.4 Characterization of Indemnification Payments. (i) To the extent the Company is an Indemnified Party, any payments to the Company pursuant to this
Article VI shall not result in an adjustment to any party's Capital Account or Percentage Interest in the Company (each as defined in the Operating Agreement), and (ii) all amounts paid to the Pulitzer Parties or Herald, as the case may be, under this Article VI shall not be treated as adjustments to the amount contributed to the Company by the Pulitzer Parties or Herald, pursuant to
Section 2.1 hereof.

                                  ARTICLE VII

                                 MISCELLANEOUS

     7.1 Notices. All notices and other communications required or permitted by this Agreement shall be in writing and shall be delivered by personal delivery, by nationally recognized overnight carrier service, by facsimile, by first class mail or by certified or registered mail, return receipt requested, addressed to the party for whom it is intended at its address below, or such other address as may be designated in writing hereafter by such Person. Notices shall be deemed given one day after when sent, if sent by overnight courier; when delivered and receipted for, if hand delivered; when received, if sent by facsimile or other electronic means or by first class mail; or when receipted for (or upon the date of attempted delivery when delivery is refused or unclaimed), if sent by certified or registered mail, return receipt requested.

     To Pulitzer or PTI:        PULITZER INC.
                                900 North Tucker Blvd.
                                St. Louis, MO  63101
                                Attn:  Ronald H. Ridgway
                                Facsimile:  (314) 340-3133

     With a copy to:            Richard A. Palmer, Esq.
                                Fulbright & Jaworski L.L.P.
                                666 Fifth Avenue
                                New York, New York 10103
                                Facsimile:  212-318-3400

     To Herald:                 THE HERALD COMPANY, INC.
                                c/o Newark Morning Ledger Co.
                                Star-Ledger Plaza
                                Newark, New Jersey 07102
                                Attn:  Donald E. Newhouse
                                Facsimile:  973-621-2604

     With a copy to:            Craig D. Holleman, Esq.
                                Sabin, Bermant & Gould LLP
                                4 Times Square - 23rd Floor
                                New York, New York 10036
                                Facsimile:  212-381-7226

     To the Company:            ST. LOUIS POST-DISPATCH LLC
                                900 North Tucker Blvd.
                                St. Louis, MO  63101
                                Attn:  Ronald H. Ridgway
                                Facsimile:  (314) 340-3133

     With a copy to:            Richard A. Palmer, Esq.
                                Fulbright & Jaworski L.L.P.
                                666 Fifth Avenue
                                New York, New York 10103
                                Facsimile:  212-318-3400

     7.2 Amendment; Waiver. Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by each of the parties hereto, or in the case of a waiver, by the party against whom the waiver is to be effective. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law.

     7.3 Assignment. No party to this Agreement may assign any of its rights or obligations under this Agreement without the prior written consent of the other parties hereto (which consent shall not be unreasonably withheld), except that
(i) Pulitzer may collaterally assign its rights and obligations under this Agreement to a lender as security for the Company Debt and (ii) following Closing, Pulitzer, PTI and Herald may assign their respective rights, but not their obligations, to any Person to whom Pulitzer, PTI or

Herald may transfer their Interests (as defined in the Operating Agreement) if permitted under the Operating Agreement.

     7.4 Entire Agreement. This Agreement (including the Preliminary Statements, all Schedules and Exhibits hereto and the Transaction Agreements) contains the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral or written, with respect to such matters; provided, however, that, notwithstanding anything to the contrary in this Agreement or any of the Transaction Agreements, the Agency Agreement shall apply and shall have full force and effect with respect to all costs or expenses Relating to or arising from the operations of the Business for any period or portion thereof through and including the Effective Time, including all liabilities with respect to all actions, suits, proceedings, disputes, claims or investigations Relating to or arising from the operations of the Business on or before the Effective Time.

     7.5 Fulfillment of Obligations. Any obligation of any party to any other party under this Agreement or any of the Transaction Agreements, which obligation is performed, satisfied or fulfilled by an Affiliate of such party, shall be deemed to have been performed, satisfied or fulfilled by such party.

     7.6 Parties in Interest. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns. Except with respect to the Lenders in the case of Articles III and IV, nothing in this Agreement, express or implied, is intended to confer upon any Person other than Pulitzer, PTI, Herald, the Company and their respective successors or permitted assigns, any rights or remedies under or by reason of this Agreement.

     7.7 Expenses. Except as otherwise expressly provided in this Agreement whether or not the transactions contemplated by this Agreement are consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be borne by the party incurring such expenses.

     7.8 Schedules. The disclosure of any matter in any Disclosure Schedule shall not be deemed to constitute an admission by the Pulitzer Parties or Herald or to otherwise imply that any such matter is material for the purposes of this Agreement.

     7.9 Bulk Transfer Laws. The parties acknowledge that none of them has taken, and none of them intends to take, any action required to comply with applicable bulk transfer laws or similar laws, if any.

     7.10 Governing Law; Submission to Jurisdiction; Selection of Forum. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware. Each party hereto agrees that it shall bring any action or proceeding in respect of any claim arising out of or Related to this Agreement or the transactions contained in or contemplated by this Agreement, whether in tort or contract or at law or in equity, exclusively in the United States District Court or the state court sitting in New Castle County, Delaware (the "Chosen Court") and (i) irrevocably submits to the exclusive jurisdiction of the Chosen Court, (ii) waives any objection to laying venue in any such action or proceeding in the Chosen Court, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party hereto, and (iv) agrees that service of process upon such party in any such action or proceeding shall be effective if notice is given in accordance with Section 7.1 of this Agreement.

     7.11 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same Agreement.

     7.12 Headings. The heading references herein and the table of contents hereto are for convenience purposes only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof.

     7.13 Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (i) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (ii) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction. If Herald, the Pulitzer Parties and the Company are unable to agree on the substitution of a provision pursuant to clause (i) above, the dispute shall be submitted to binding arbitration in accordance with the rules of the American Arbitration Association.

     7.14 Injunctive Relief. The parties hereto acknowledge and agree that in the event of breach or non-compliance with any of the provisions of this Agreement monetary damages shall not constitute a sufficient remedy. Consequently, in the event of such a breach, Pulitzer, PTI, the Company or Herald, as the aggrieved party shall be entitled to injunctive or other equitable relief, including specific performance, in order to enforce or prevent any violation of such provisions, in addition to any other rights or remedies to which it may be entitled at law or otherwise.

                                  ARTICLE VIII

                              DEFINITIONS AND TERMS

     8.1 Specific Definitions. As used in this Agreement, the following terms shall have the meanings set forth or as referenced below:

     8.1.1 "Affiliate" of a Person shall mean any Person directly or indirectly controlling, controlled by or under direct or indirect common control with such Person as of the date on which, or at any time during the period for which, the determination of affiliation is being made. For the purpose of this definition, "control" means (i) the direct or indirect ownership or control of more than 50% of the voting stock or other voting interest in any Person, or (ii) the ability to direct or cause the direction of the management or affairs of a Person, whether through the direct or indirect ownership of voting interests, by contract or otherwise.

     8.1.2 "Agency Agreement" shall have the meaning set forth in the preamble to this Agreement.

     8.1.3 "Agreement" shall mean this Agreement (including the Preliminary Statements set forth above and all Schedules and Exhibits), as the same may be amended or supplemented from time to time in accordance with the terms hereof.

     8.1.4 "Assumed Liabilities" shall mean all debts, liabilities, commitments, or obligations whatsoever, other than Retained Liabilities, Related to the Business or Related to any of Herald's, PTI's or Pulitzer's Contributed Assets, whether arising before or after the Closing and whether known or unknown, fixed or contingent, including the following:

          (i) all debts, liabilities, obligations or commitments Related to or arising under the Contracts to the extent such Contracts are assigned to the Company, including the Real Estate Leases, and the Employee Plans with respect to Employees, former Employees or their covered dependents and beneficiaries;

          (ii) all debts, liabilities, obligations or commitments Related to the Real Property;

          (iii) the current liabilities of the Business, including trade accounts payable, current lease obligations, salaries, wages and commissions, and workers compensation obligations;

          (iv) all liabilities under environmental Laws Related to the ownership, operation or conduct of the Business or the Real Property; and

          (v) subject to Section 7.4, all liabilities with respect to all actions, suits, proceedings, disputes, claims or investigations Related to the Business or that otherwise are Related to the Contributed Assets, at law, in equity or otherwise.

     8.1.5 "Books And Records" shall mean originals or true and correct copies of all lists, files, data and databases and documents Relating to customers, suppliers and products of the Business, the Contributed Assets, or the Assumed Liabilities, all personnel records or files regarding any Employee of the Business or the Contributed Entities, and all general ledgers and underlying books of original entry and other financial records of the Business, except to the extent included in the Retained Assets.

     8.1.6 "Business" shall mean the assets, operations and activities of the Post-Dispatch and the Contributed Entities.

     8.1.7 "Business Day" shall mean a day, other than a Saturday or Sunday, on which banks generally are open in New York, New York, St. Louis, Missouri and Wilmington, Delaware for a full range of business.

     8.1.8 "Chosen Court" shall have the meaning set forth in Section 7.10.


     8.1.9 "Closing" shall mean the closing of the transactions contemplated by this Agreement.

     8.1.10 "Closing Date" shall have the meaning set forth in Section 2.2.


     8.1.11 "Code" shall mean the Internal Revenue Code of 1986, as amended.

     8.1.12 "Company" shall have the meaning set forth in the preamble to this Agreement.

     8.1.13 "Company Debt" shall mean the loan in the aggregate principal amount of $306 million to the Company pursuant to the Note Agreement.

     8.1.14 "Consent" shall mean any consent, approval, authorization, waiver, permit, grant, franchise, concession, agreement, license, exemption or order of, registration, certificate, declaration or filing with, or report or notice to any Person, including any Governmental Authority Relating to the transactions contemplated by this Agreement.

     8.1.15 "Contracts" shall mean all agreements, contracts, leases, purchase orders, trade billback, refund and other arrangements, incentive agreements, commitments, collective bargaining agreements, and licenses that are Related to the Business or the Contributed Assets or to which such Contributed Assets are subject, except to the extent included in any party's Retained Assets.

     8.1.16 "Contributed Assets" shall mean all of the assets of a party which Relate to the Business, whether tangible or intangible, real or personal, as they exist on the date hereof, with such changes, deletions or additions thereto as may occur from the date hereof to the Closing Date in the ordinary course of business or are otherwise permitted by this Agreement (except, in each case, for the Retained Assets), including the following:

          (i)   the Real Property;

          (ii)  the Fixtures and Equipment;

          (iii) the current assets, including cash and deposits, trade accounts receivable, newsprint inventory and prepaid expenses;

          (iv)   Intellectual Property;

          (v)    the Books and Records;

          (vi)   the Contracts;

          (vii) the stock or other ownership interests of the Contributed Entities;

          (viii) all Governmental Authorizations which are transferable without obtaining any Consent;

          (ix)    subject to Section 7.4, the Agency Agreement; and

          (x) any other assets of the kind or similar to those set forth on the balance sheet attached hereto as Schedule 8.1.16.

     8.1.17 "Contributed Entities" shall mean post-net.com LLC, Arch Distribution, Gateway Consumer Services and SCR Associates LLC, or their respective successors in interest.

     8.1.18 "Disclosure Schedules" shall mean the Disclosure Schedules dated the date hereof delivered by Pulitzer or Herald in connection with this Agreement.

     8.1.19 "Effective Time" shall have the meaning set forth in Section 2.2.


     8.1.20 "Employee" shall mean, with respect to the Business, an individual who is or was employed directly and primarily in the Business by Pulitzer, PTI, any Contributed Entity or their respective predecessors, whether salaried or hourly and whether, at the time of the Closing, on lay-off or medical, family or other authorized leave of absence; provided, however, that any individual who is designated as a "corporate employee" of Pulitzer will be deemed not to be an Employee notwithstanding the participation by such individual in the Business.

     8.1.21 "Employee Plans" shall mean any "employee welfare benefit plans" and "employee pension benefit plans" as defined in Sections 3(1) and 3(2) of the Employee Retirement Income Security Act of 1974, as amended, and any other compensatory plan, program or arrangement with or for the benefit of Employees, former Employees and their covered dependents and beneficiaries, but only to the extent Related to the Business.

     8.1.22 "Encumbrances" shall mean liens, charges, encumbrances, security interests, options or any other restrictions or third-party rights, including any third party Consents.

     8.1.23 "Fixtures And Equipment" shall mean all furniture, fixtures, furnishings, machinery, vehicles, equipment (including computer hardware, computer terminals, network servers, and research and development equipment) and other tangible personal property Related to the Business.

     8.1.24 "Governmental Authority" shall mean any nation or government, any state, province or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any government authority, agency, department, board, commission or instrumentality of the United States, any State of the United States or any political subdivision thereof.

     8.1.25 "Governmental Authorizations" shall mean all licenses, permits, franchises, certificates of occupancy, other certificates and other authorizations and approvals required to carry on a Business as currently conducted under the applicable laws, ordinances or regulations of any Governmental Authority.

     8.1.26 "Herald" shall have the meaning set forth in the preamble to this Agreement.

     8.1.27 "Herald Assumed Liabilities" shall mean all Assumed Liabilities transferred to the Company by Herald.

     8.1.28 "Herald Contributed Assets" shall mean all Contributed Assets, owned by Herald or in which Herald has a beneficial interest either directly or indirectly through the Contributed Entities, Related to the Business.

     8.1.29 "Herald Indemnity" shall mean the Indemnity Agreement between Herald and Pulitzer, substantially in the form of Exhibit 2.1(h) hereto, pursuant to which Herald has agreed to indemnify Pulitzer against certain amounts which may be incurred or paid by, or assessed against, Pulitzer under the Pulitzer Guaranty.

     8.1.30 "Herald Indemnified Parties" shall have the meaning set forth in
Section 6.2(a).

     8.1.31 "Herald Leased Real Property" shall mean the Leased Real Property of Herald.

     8.1.32 "Herald Owned Real Property" shall mean the Real Property owned in whole or in part by Herald and utilized in the Business.

     8.1.33 "Herald Real Property" shall mean the Real Property owned by Herald and utilized in the Business.

     8.1.34 "Herald Retained Assets" shall mean the Retained Assets of Herald.


     8.1.35 "Herald Retained Liabilities" shall mean the Retained Liabilities of Herald.

     8.1.36 "Indemnification Claim Notice" shall have the meaning set forth in
Section 6.3.

     8.1.37 "Indemnified Parties" shall have the meaning set forth in Section
6.3.

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

     8.1.38 "Indemnifying Party" shall have the meaning set forth in Section
6.3.

     8.1.39 "Intellectual Property" shall mean (except to the extent included in the Retained Assets) all of the intellectual property (and the rights associated therewith) Related to the Business or the Contributed Assets, including:

          (a) trademarks, service marks, brand names, certification marks, trade dress, assumed names, Internet domain names, trade names and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing (including any extension, modification or renewal of any such registration or application);

          (b) non-public information, trade secrets, confidential information, know how, proprietary technology and rights in any jurisdiction to limit the use or disclosure thereof by any Person;

          (c) copyrighted works and registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof;

          (d) any similar intellectual property or proprietary rights; and

          (e) any claims or causes of action arising out of or Related to any infringement or misappropriation of any of the foregoing occurring before or after the Closing.

     8.1.40 "Laws" shall mean any federal, state, foreign or local law, statute, ordinance, rule, code, regulation, order, judgment or decree of any Governmental Authority.

     8.1.41 "Leased Real Property" shall mean all land, buildings, fixtures and other Real Property leased on the date hereof by any of the Pulitzer Parties, Herald or any of the Contributed Entities as lessee and used in the Business.

     8.1.42 "Lenders" shall mean the Purchasers (as defined in the Note Agreement).

     8.1.43 "License Agreement" means the License Agreement between Pulitzer and the Company, substantially in the form of Exhibit 2.1(f).

     8.1.44 "Losses" shall have the meaning set forth in Section 6.2.

     8.1.45 "Material Adverse Effect" shall mean any and all events, changes or effects that have occurred which would materially and adversely affect the value of the Contributed Assets as a whole or the Business as a whole.

     8.1.46 "Note Agreement" shall mean the Note Agreement entered into as of the Closing Date by and among the Company, The Prudential Insurance Company of America and certain other institutional lenders Relating to the Company Debt.

     8.1.47 "Notice Period" shall have the meaning set forth in Section 6.3.


     8.1.48 "Operating Agreement" shall mean that certain Operating Agreement among Pulitzer, PTI and Herald to be dated as of the Closing substantially in the form of Exhibit 2.1(d), that shall govern the rights and obligations of the Members of the Company.

     8.1.49 "Owned Real Property" shall mean all land and all buildings, fixtures, and other improvements owned by any of the Pulitzer Parties, Herald or any of the Contributed Entities and utilized in the Business.

     8.1.50 "Permitted Encumbrances" shall mean, with respect to any party's Encumbrances, (i) liens for taxes (which are not related to income, sales or withholding taxes), assessments and other governmental charges not yet due and payable or due but not delinquent as of the Closing Date or being contested in good faith by appropriate proceedings and for which adequate reserves have been established on the Final Statement; (ii) mechanics', workmen's, repairmen's, warehousemen's, carrier's, or other like liens arising or incurred in the ordinary course of business for amounts which are not delinquent and which will not individually or in the aggregate have a Material Adverse Effect, original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business; (iii) with respect to either the Pulitzer Real Property, PTI Real Property or the Herald Real Property, (A) easements, quasi-easements, licenses, covenants, rights-of-way and other similar restrictions, including any other agreements, conditions, restrictions, or other matters which would be shown by a current title report or other similar report or listing, (B) any conditions that may be shown by a current survey, title report or physical inspection, and (C) zoning, building and other similar restrictions; (iv) the failure to obtain or give any Consent; and (v) Encumbrances not described in the foregoing clauses (i) through (iv) and which, individually or in the aggregate, would not have a Material Adverse Effect, including any matter set forth in Schedules 3.6(a) and (b) or 4.6(a) and
(b).

     8.1.51 "Person" shall mean an individual, a corporation, a partnership, a limited liability company, an association, a trust or other entity or organization.

     8.1.52 "Post-Dispatch" shall have the meaning set forth in the preamble to this Agreement.

     8.1.53 "PTI" shall have the meaning set forth in the preamble to this Agreement.

     8.1.54 "PTI Assumed Liabilities" shall mean the Assumed Liabilities transferred to the Company by PTI.

     8.1.55 "PTI Contributed Assets" shall mean the Contributed Assets, owned by PTI or in which PTI has a beneficial interest either directly or indirectly through the Contributed Entities, Related to the Business.

     8.1.56 "PTI Real Property Leases" shall mean the leases Relating to the Leased Real Property entered into by PTI and utilized in the Business.


     8.1.57 "PTI Retained Assets" shall mean the Retained Assets of PTI.


     8.1.58 "PTI Retained Liabilities" shall mean the Retained Liabilities of PTI incurred in connection with the Business.

     8.1.59 "Pulitzer" shall have the meaning set forth in the preamble to this Agreement.

     8.1.60 "Pulitzer Assumed Liabilities" shall mean the Assumed Liabilities transferred to the Company by Pulitzer.

     8.1.61 "Pulitzer Contributed Assets" shall mean the Contributed Assets, owned by Pulitzer or in which Pulitzer has a beneficial interest either directly or indirectly through the Contributed Entities, Related to the Business.

     8.1.62 "Pulitzer Guaranty" shall mean the Guaranty Agreement made as of the Closing by Pulitzer in connection with the Note Agreement.

     8.1.63 "Pulitzer Indemnified Parties" shall have the meaning set forth in
Section 6.2.

     8.1.64 "Pulitzer Owned Real Property" shall mean the Owned Real Property of any of the Pulitzer Parties and utilized in the Business.


     8.1.65 "Pulitzer Parties" shall have the meaning set forth in the preamble to this Agreement.

     8.1.66 "Pulitzer Real Property" shall mean the Real Property owned by any of the Pulitzer Parties and utilized in the Business.

     8.1.67 "Pulitzer Real Property Leases" shall mean the leases Relating to the Leased Real Property entered into by Pulitzer or any of the Contributed Entities and utilized in the Business.

     8.1.68 "Pulitzer Retained Assets" shall mean the Retained Assets of
Pulitzer.

     8.1.69 "Pulitzer Retained Liabilities" shall mean the Retained Liabilities of Pulitzer incurred in connection with the Business.


     8.1.70 "Real Property" shall mean the Owned Real Property and the Leased Real Property.

     8.1.71 "Regulations" shall mean the regulations promulgated by the U.S. Treasury Department pursuant to the Code.

     8.1.72 "Related to" or "Relating to" shall mean primarily related to, or used primarily in connection with.

     8.1.73 "Retained Assets" shall mean all of the assets of a party which do not Relate to the Business, whether tangible or intangible, real or personal, as they exist on the date hereof, (except, in each case, for the Contributed Assets), including the following:

          (a) the assets (including Real Property, tangible personal property, accounts receivable, intellectual property and contracts) Related to any business conducted by Herald, Pulitzer or PTI and any of their respective Affiliates other than the Business;

          (b) the stock or other ownership interests of all subsidiaries of Pulitzer, PTI or Herald other than the Contributed Entities;

          (c) all cash and cash accounts, disbursement accounts, outstanding checks and disbursements, investment securities and other short-term and medium-term investments;

          (d) all deferred tax assets of Pulitzer, PTI or Herald;

          (e) all tax returns and related work papers of Pulitzer, PTI, Herald or any of their respective Affiliates;

          (f) all assets held by or under any funded Employee Plans to the extent such Employee Plans and the assets thereunder are not specifically assumed by the Company or a Contributed Entity hereunder;

          (g) all Governmental Authorizations to the extent not transferable without obtaining a Consent;

          (h) the Retained Real Property and any financial instruments Related to the Retained Real Property;

          (i) all of Pulitzer's or Herald's insurance policies, subject to their rights under such insurance policies and the rights of the Company if any under such policies;

          (j) all of Pulitzer's right, title and interest in and to the name "Pulitzer" or any part thereof whether alone or in combination with one or more other words;

          (k) all of Pulitzer's right, title and interest in the name "St. Louis Post-Dispatch" and certain other rights as set forth in the License Agreement;

          (l) all rights of the Pulitzer Parties under this Agreement and the Transaction Agreements, and all rights of Herald under this Agreement and the Transaction Agreements; and

          (m) all contracts which are not transferred to the Company in accordance with Section 2.8 hereof, subject to the provisions thereof.

     8.1.74 "Retained Liabilities" shall mean all of the following debts, liabilities, commitments or obligations, whether arising before or after the Closing and whether known or unknown, fixed or contingent, not Related to the Business, including the following:

          (a) all liabilities Related to the Retained Assets;

          (b) all liabilities which are retained by Pulitzer, PTI or Herald under the Transaction Agreements or this Agreement;

          (c) all liabilities under the Employee Plans, except to the extent such liabilities are specifically assumed by the Company or a Contributed Entity hereunder;

          (d) all liabilities for taxes imposed with respect to the taxable periods, or portions thereof, ending on or before the Closing Date;

          (e) all liabilities for indebtedness for borrowed money and any other obligation which are fixed as to amount and certainty as of the Closing or which are secured by a lien that is not a Permitted Encumbrance on any of the Contributed Assets, but not including liabilities under Contracts included in the Contributed Assets and Assumed Liabilities; and

          (f) all other debts, liabilities or obligations whatsoever that do not Relate to the Business or that do not otherwise Relate to the Contributed Assets.

     8.1.75 "Retained Real Property" shall mean the Real Property retained by Herald or Pulitzer.

     8.1.76 "Survival Period" shall have the meaning set forth in Section 6.1.

     8.1.77 "Transaction Agreements" shall mean the Operating Agreement, the Pulitzer Guaranty, the Herald Indemnity, the Non-Confidentiality Agreement, the License Agreement and the Note Agreement.

     8.1.78 "Transfer Costs" shall have the meaning set forth in Section 2.7.

     8.2 Other Terms. Other terms may be defined elsewhere in the text of this Agreement, and unless otherwise indicated shall have such meanings throughout this Agreement.

     8.3 Other Definitional Provisions.


          (a) The words "whereof", "herein", and "hereunder" and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The word "including" means "including without limitation."

          (b) The terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa.

          (c) The terms "dollars" and "$" shall mean United States dollars.



            [The remainder of this page is intentionally left blank]

     IN WITNESS WHEREOF, the parties have executed this Joint Venture Agreement as of the date first written above.

                                     PULTIZER INC.


                                     By:  /S/ RONALD H. RIDGWAY
                                          ---------------------
                                          Name: Ronald H. Ridgway
                                          Title: Senior Vice President - Finance

                                     PULITZER TECHNOLOGIES, INC.

                                     By:  /S/ JON H. HOLT
                                          ---------------
                                          Name: Jon H. Holt
                                          Title: Treasurer

                                     THE HERALD COMPANY, INC.


                                     By:  /S/ S.I. NEWHOUSE, JR.
                                          ----------------------
                                          Name: S.I. Newhouse, Jr.
                                          Title: Vice President


                                     ST. LOUIS POST-DISPATCH LLC


                                     By:  /S/ ROBIN L. SPEARS
                                          -------------------
                                          Name: Robin L. Spears
                                          Title: Vice President - Finance

                             SCHEDULES AND EXHIBITS

                                    SCHEDULES

Schedule 3.1(a)            Herald State of Organization

Schedule 3.1(b)            Herald Qualification in Foreign Jurisdictions

Schedule 3.3               Herald Consents

Schedule 3.4               Herald Non-Contravention

Schedule 3.6(a)            Herald Title

Schedule 3.6(b)            Herald Leases

Schedule 4.1               Pulitzer and PTI Qualification in Foreign
                           Jurisdictions

Schedule 4.3               Pulitzer and PTI Consents

Schedule 4.4               Pulitzer and PTI Non-Contravention

Schedule 4.6(a)            Pulitzer and PTI Title

Schedule 4.6(b)            Pulitzer and PTI Leases

Schedule 4.8               Pulitzer and PTI Indebtedness

Schedule 8.1.16            Balance Sheet

                                    EXHIBITS

Exhibit 1.1(b)             Certificate of Formation
Exhibit 2.1(d)             Form of Operating Agreement
Exhibit 2.1(f)             Form of License Agreement
Exhibit 2.1(h)             Form of Herald Indemnity
Exhibit 2.1(i)             Form of Non-Confidentiality Agreement
Exhibit 2.2(a)(v)          Opinion of Sabin, Bermant & Gould LLP
Exhibit 2.2(b)(vi)         Opinion of Fulbright & Jaworski L.L.P.
Exhibit 2.9                Draft Forms of Note Agreement and Pulitzer Guaranty